Prospect Energy Corporation Announces Repayment of $5,000,000 Loan to Natural Gas Systems, Inc.

NEW YORK, NY -- 06/01/2006 -- Prospect Energy Corporation (NASDAQ: PSEC) (“Prospect”) announced today that it has received full repayment of its $5,000,000 senior secured loan to Natural Gas Systems, Inc. (“NGS”). Prospect has also received a prepayment premium of $375,000. Prospect originally extended $3,000,000 to NGS on February 3, 2005, and subsequently funded an additional $2,000,000. In addition, Prospect continues to hold a series of warrants convertible into 1,550,000 shares of NGS stock at a weighted average exercise price of $1.07 per share. NGS’s closing stock price on May 31, 2006, was $2.95. Not including the value of the warrants, Prospect has so far realized a 25% annualized cash internal rate of return on the NGS investment.

“We have been impressed with the ability of the NGS management team to unlock the value of mature, established oil and gas properties,” said Bart de Bie, a senior investment professional with Prospect Capital Management. “We continue to look for opportunities to supply acquisition, development, and other capital to dynamic energy companies such as NGS.”

“The Prospect facility helped fund initial development of our Delhi Field in Louisiana,” said Robert Herlin, Chief Executive Officer of NGS. “That development positioned us for our recently announced enhanced oil recovery project at Delhi that we believe will generate substantial additional shareholder value.”

ABOUT PROSPECT ENERGY CORPORATION

Prospect Energy Corporation (www.prospectenergy.com) is a closed-end investment company that lends to and invests in energy-related businesses. Prospect Energy's investment objective is to generate both current income and capital appreciation through debt and equity investments.

Prospect Energy has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Energy could have a material adverse effect on Prospect Energy and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Prospect Energy Corporation
John Barry
Chairman and Chief Executive Officer
jbarry@prospectstreet.com

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-0702